FOR RELEASE: January 4, 2000, 6:00 AM

ULTIMATE ELECTRONICS MODIFIES
EXTENDED SERVICE CONTRACT ACCOUNTING
IN RESPONSE TO NEW SEC GUIDANCE

    DENVER, COLORADO, January 4, 2000—Ultimate Electronics, Inc. (NASDAQ: ULTE) announced today that it will change its policy regarding accounting for extended service contracts based upon the recent Securities and Exchange Commission (SEC) guidance announced at an AICPA conference last month. The Company's prior policy was consistent with industry practice at the time.

    The SEC set forth its position on the method of accounting to be used by retailers when they report the sale of insured extended service contracts. The SEC indicated that when a retailer is deemed to be the obligor under a fully insured third party extended service contract, the retailer should recognize the net revenue and the costs directly related to the acquisition of the contracts over the life of the underlying contract rather than at the time of the sale. Historically, Ultimate Electronics has recognized the income from the sale of its third party insured extended service contracts at the time of the sale.

    Following the recent SEC announcement, the Company addressed this matter with its attorneys and independent auditors. Applying the SEC position to its current contract with its third party administrator and insurance company, the Company has determined that it is appropriate to apply this method of accounting, which requires retroactive application. The cumulative reduction to shareholders' equity for the fiscal year ended January 31, 1999, totals approximately $4.1 million. The deferred net revenue and direct sales cost associated with the covered contracts will be recognized in future years over the life of the contracts.

    "Reported earnings per share for each of the first three quarters of this fiscal year will also be restated," said CFO Alan Kessock. "The impact of this change for the first, second and third quarters will reduce net earnings by $119,000 ($.01 per share), $184,000 ($.02 per share) and $212,000 ($.02 per share), respectively. The change is expected to reduce net earnings for the current quarter, which ends January 31, 2000, by approximately $450,000 ($.04 per share). The future benefit expected to be realized from this change of accounting will be to amortize to net earnings for each of the next five fiscal years, beginning with the fiscal year ending January 31, 2001, approximately $1,900,000, $1,400,000, $1,000,000, $600,000 and $200,000, respectively. The method of accounting for extended service contracts does not impact reported cash flows. Additionally, there is no impact on the coverage provided to our customers who have purchased service contracts."

    In its restatement of previously issued financial statements, the Company will also reclassify the amounts previously reported for such contracts on a net commission basis as a component of net sales. Previously, the Company had recognized the full retail price of the service contracts as a component of sales and the amount paid to the service contract administrator as a component of cost of sales. This change had no effect on the Company's net earnings.

    The Company expects to finalize a new agreement with its third party administrator prior to February 1, 2000. Under the new agreement, the Company will no longer be the obligor under its insured extended service contracts. This change would, under the SEC guidance, allow the Company to recognize the net revenue and associated direct costs on the sale of insured service contracts at the time of the sale. The SEC noted that in certain states, even though an insurance company assumes the risk of loss under the contracts, it does not legally replace the retailer as obligor and accordingly, when the retailer is the obligor, the retailer must follow FASB Technical Bulletin 90-1. The Company does not currently operate in any states that require the retailer to be the obligor under the contracts.

    The effect of the combined restatements for each of the last three fiscal years is as follows:

	For The Years Ended January 31,
	1999	1998	1997
Sales as previously reported	$337,454	$306,306	$261,154
Sales as restated	$328,907	$298,231	$254,491
Gross profit as previously reported	$97,600	$82,842	$69,251
Gross profit as restated	$95,494	$80,505	$67,463
Net income as previously reported	$2,910	$148	$785
Net income (loss) as restated	$2,160	$(674)	$188
Diluted earnings per share as previously reported	$0.35	$0.02	$0.11
Diluted earnings (loss) per share as restated	$0.26	$(0.09)	$0.03

    Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in Colorado, Idaho, Iowa, Minnesota, Nevada, New Mexico, Oklahoma, South Dakota and Utah. The Company operates 31 stores, including ten stores in Colorado under the trade name SoundTrack™, eight stores in Minnesota under the trade name Audio King® and thirteen stores in Idaho, Iowa, New Mexico, Nevada, Oklahoma, South Dakota and Utah under the trade name Ultimate Electronics®.

    Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those identified in the Company's filings with the Securities and Exchange Commission, as well as possible changes in accounting policies. The Company has no obligation to update or revise any of the forward-looking statements that may be in this news release.

    Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company's Web site at www.ultimateelectronics.com or accessed via PR Newswire's Web site at www.prnewswire.com.

Contact: Alan Kessock, VP Finance of Ultimate Electronics, Inc., 303-412-2500 or alank@ulte.com.

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